Exhibit 99.4

FORM OF LETTER
TRINITY PLACE HOLDINGS INC.

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights
Distributed to Stockholders of Trinity Place Holdings Inc.

[     ], 2015

To Our Clients:

Enclosed for your consideration is a prospectus, dated [__], 2015 (the “Prospectus”) which relates to the offering (“Rights Offering”) by Trinity Place Holdings Inc. (the "Company") of shares of its common stock, par value $0.01 per share (the "Common Stock"), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of Common Stock at 5:00 p.m., New York City time, on [__], 2015 (the "Record Date"). The Rights and Common Stock are described in the Prospectus. In the Rights Offering, the Company is offering up to an aggregate of 5,000,000 shares of Common Stock, as described in the Prospectus.

As described in the Prospectus, you will receive 0.248362 subscription Rights for each share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date. The total number of Rights issued will be rounded down to the nearest whole number. Each whole Right allows you to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the cash price of $6.00 per share (the "Subscription Price"). In the event that you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Privilege, you may also exercise an Over-Subscription Privilege (the "Over-Subscription Privilege") to purchase a portion of any shares of Common Stock that are not purchased by stockholders through the exercise of their Basic Subscription Privileges as described in more detail in the Prospectus and in the enclosed subscription documents.

The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on [    ] 2015, unless extended (the "Expiration Time"); provided, that, pursuant to the Investment Agreement with MFP Partners, L.P. (the "Standby Purchaser") and the agreement with Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund (“Third Avenue”), as discussed in more detail below and in the Prospectus, the board of directors of the Company may not extend the Rights Offering by more than 30 days without the prior written consent of each of the Standby Purchaser and Third Avenue.

The Company has entered into an Investment Agreement with the Standby Purchaser, pursuant to which the Standby Purchaser has agreed to purchase from the Company the shares of Common Stock not subscribed for in the Rights Offering, up to a maximum of 3,333,333 shares (less the number of shares purchased by the Standby Purchaser in the Rights Offering), at a price per share equal to the Subscription Price. If the number of unsubscribed shares of Common Stock purchased by the Standby Purchaser pursuant to the Investment Agreement (excluding any shares purchased by the Standby Purchaser in the Rights Offering) is less than 1,666,667 shares (the “Minimum Allocation”), the Company will issue and sell to the Standby Purchaser a number of shares of Common Stock equal to the excess of the Minimum Allocation over the number of shares purchased by the Standby Purchaser pursuant to the Investment Agreement (the “Additional Shares”). In addition to the investment pursuant to the Investment Agreement, as a stockholder as of the record date, the Standby Purchaser will have the right to subscribe for and purchase shares of Common Stock under its Basic Subscription Privilege, but it has waived its right to exercise its Over-Subscription Privilege. The chairman of the board of directors, Alexander Matina, is a representative of the Standby Purchaser. Mr. Matina recused himself from the deliberations by the board of directors regarding the approval of the Investment Agreement. The Company has also entered into an agreement with Third Avenue pursuant to which Third Avenue has agreed to exercise all of its rights under its Basic Subscription Privilege in the Rights Offering, representing 836,841 shares. Third Avenue will also have the right to exercise its Over-Subscription Privilege in its sole discretion. The obligations of the Standby Purchaser and Third Avenue are subject to conditions more fully described in the Prospectus.

In order to preserve the Company’s ability to utilize certain of its tax benefits, the Company’s certificate of incorporation contains restrictions on transfers to prohibit any person, entity or group from becoming a holder of 4.75% or more of the Common Stock, the increase in ownership of any existing stockholder who is a 4.75% holder, or transfers or sales by a 4.75% holder, in each case without the prior written consent of the board of directors. As a result, there are limitations on the exercise of Rights by stockholders. The extent of any such limitations, and therefore the total number of shares sold pursuant to the Rights Offering and to the Standby Purchaser, will not be determinable until the Rights Offering has expired. If you wish to exercise subscription privileges in the Rights Offering and either (i) beneficially own 956,265 or more shares of the Company’s Common Stock or (ii) beneficially own less than 956,265 shares of the Company’s Common Stock, but wish to subscribe for a number of shares through the exercise of your Basic Subscription Privilege and, if applicable, Over-Subscription Privilege, that would, if accepted by the Company, result in you beneficially owning 1,154,300 or more shares of the Company’s Common Stock following the closing of the Rights Offering, you must promptly notify the Company by completing and returning the enclosed Notification of 4.75% Holder Form directly to the Company prior to the Expiration Time, as you may be required to submit additional information to the Company in connection with the exercise of your Basic Subscription Privilege, and, if applicable, Over-Subscription Privilege.

You will be required to submit payment in full for all the shares you wish to buy with your Basic Subscription Privilege and Over-Subscription Privilege. The Company can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Over-Subscription Privilege in full. The Company will not be able to satisfy your exercise of the Over-Subscription Privilege if the Rights Offering is subscribed in full, and the Company will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privilege, subject to the limitations set forth above.

As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected, any excess subscription payment received by American Stock Transfer & Trust Company, LLC (the "Subscription Agent") will be returned, without interest.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS YOUR BROKER, DEALER, CUSTODIAN BANK OR OTHER NOMINEE AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form enclosed with this letter.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at the Expiration Time. Once you have exercised the Basic Subscription Privilege or the Over-Subscription Privilege, such exercise may not be revoked.

In addition, if applicable to you, you must promptly deliver the properly completed and signed Notification of 4.75% Holder Form to the Company prior to the Expiration Time.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., Inc., the Information Agent. The Information Agent's telephone number is (866)-796-7180.

Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.